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                                 EXHIBIT 99.2



                             FORM OF PRESS RELEASE
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Contact:       Deborah Cox                   Jeanne N. Bateman
               XcelleNet, Inc.               XcelleNet, Inc.
               770-804-2295                  770-353-2860
               deborah.cox@xcellenet.com     jeanne.bateman@xcellenet.com

                   XCELLENET ADOPTS SHAREHOLDER RIGHTS PLAN

ATLANTA (November 24, 1997) - XcelleNet/(R)/, Inc. (Nasdaq/NM:XNET) today announced that its Board of Directors has adopted a shareholder protection rights plan designed to enhance the ability of all of the company's shareholders to realize the long-term value of their investment.

     The rights plan provides that one preferred stock purchase right will be distributed as a dividend on each outstanding share of common stock of the company held of record as of the close of business on December 8, 1997.

     Dennis M. Crumpler, Chairman of the Board and Chief Executive Officer of XcelleNet, said, "The rights plan does not prevent an acquisition of the company, but it is designed to protect shareholders' interests by encouraging anyone seeking control of the company to negotiate with its Board of Directors." A spokesperson also noted that such plans have been adopted by a significant number of public corporations in recent years. The Board's action came after consulting with legal and other advisors.

Highlights of the Plan

     Each right will entitle holders of a share of common stock to purchase one one-hundredth of a share of a new series of junior participating preferred stock of the company at an exercise price initially equal to $75.00. Each such fractional share of preferred stock is equivalent in voting power to one share of the company's common stock and would be paid dividends at least equal to the dividends paid on each share of common stock, if any. The rights will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the company's common stock, or announces a tender or exchange offer upon consummation of which such person or group would beneficially own 15% or more of the company's common stock. The rights are not triggered by present beneficial holders of 15% or more of the common stock unless they subsequently increase their beneficial holdings.

     If a person or group becomes a beneficial owner of 15% or more of the company's common stock, then each right not owned by the person or group entitles its holder to purchase, for an amount of cash equal to the right's then-current exercise price, shares of the company's common stock (or in certain circumstances as determined by the company, a combination of cash, property, shares of common stock or other securities) having a value equal to twice the right's exercise price. (For example, at a market price of $13 per
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share and a then-current exercise price of $75.00, each right would entitle its holder to purchase approximately eleven and one-half shares of common stock.)

     In addition, under certain circumstances if the company is involved in a merger or business combination transaction with another person in which the company is not the surviving corporation, each right that has not previously been exercised will entitle its holder to purchase, at the right's then-current exercise price, securities of such other person having a value of twice the right's exercise price.

     The company may redeem the rights at a price of $.01 per right at any time until the close of business on the tenth business day following an announcement by the company that a person or group has become the beneficial owner of 15% or more of the company's common stock.

     Details of the shareholder protection rights agreement are outlined in a letter that will be mailed to all shareholders of record at the close of business on December 8, 1997.

About XcelleNet

XcelleNet, Inc., Atlanta, Georgia, is the leading provider of systems management solutions for remote users. Its RemoteWare/(R)/ brand of products enables systems administrators to more effectively manage remote PCs, thereby reducing total cost of ownership (TCO) and maximizing end user productivity. XcelleNet's systems management tools, optimized for users who intermittently dial into enterprise systems, address five key areas: software distribution; asset and configuration management; diagnostics and recovery; event and alarm management, and content and applications management. XcelleNet's products have been licensed to approximately 1,650 organizations supporting more than 600,000 users in a variety of industries. Further information on XcelleNet is available on the World Wide Web at http://www.xcellenet.com.

                                      ###

     Editor's Note: For further information on XcelleNet, visit the online press room at
                        http://www.xcellenet.com/press

     XcelleNet and RemoteWare are registered trademarks of XcelleNet, Inc.

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